Exhibit 99.1

Subject: CNN and Drone Aviation to Explore Newsgathering Operations Under the FAA’s Newly Announced “Pathfinder” Program

During yesterday’s Unmanned Systems Conference of The Association for Unmanned Vehicle Systems International (AUVSI) in Atlanta, Georgia, CNN revealed that it is leveraging Drone Aviation’s tethered drone technology to explore using drones as part of its global newsgathering operations. The initiative is part of CNN's newly announced partnership with the Federal Aviation Administration’s (FAA) Pathfinder Program, also announced at AUVSI, designed to validate and operationalize the safe integration of commercial drones into the US national airspace.

At a special session, “The Coming Impact of UAS on the News Industry,” CNN’s Director of News Operations Gregory Agvent noted that the global news organization is working with Drone Aviation to explore using its WATT-200 tethered drones to gather real-time news footage from never before seen vantage points and assess the impact that our Unmanned Aerial Systems (UAS) can have on news operations in populated areas.

David Vigilante, senior vice president of the legal department at CNN, noted it is the company’s hope to integrate drones in its coverage across the country, saying at the news conference, “the FAA opened up a whole new pathway where CNN and other news organizations can operate much more freely.”

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FAA Administrator Michael Huerta announces the Pathfinder Project at the Unmanned Systems conference in Atlanta. (Photo: Bill Carey Source: Aviation International News)

Kevin Hess, Director of engineering at Drone Aviation at AUVSI. (Source: FlightGlobal.com)

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